Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-205420)  and related Prospectus of EPIRUS Biopharmaceuticals, Inc. for the registration of up to $ 125,000,000 of debt securities, preferred stock, common stock, warrants and/or units,  of our report dated November 16, 2015, with respect to the consolidated financial statements of Bioceros Holding B.V. included in this Current Report (Form 8-K ) of EPIRUS Biopharmaceuticals, Inc. dated November 16, 2015.

/s/ Ernst & Young Accountants LLP

Amsterdam, the Netherlands

November 16, 2015